FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE THIRD QUARTER OF FISCAL 2016

~Reaffirms Full Year 2016 Guidance~

DAYTONA BEACH, Fla. - October 6, 2016 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal third quarter ended August 31, 2016.
"We are pleased with our third quarter results, which exceeded expectations," stated Lesa France Kennedy, ISC Chief Executive Officer. "Revenues for the quarter increased as a result of contracted broadcast rights and strong corporate partnerships. We realized increased admissions for comparable events during the quarter driven by the Coke Zero 400 and a second consecutive sell-out of reserved grandstands for the NASCAR event at Watkins Glen. We also hosted two successful music festivals at Auto Club Speedway and Michigan, entertaining guests to a star-studded line-up over multiple days."
"With three races complete, the 2016 Chase for the NASCAR Sprint Cup Championship is surging into the next round with great story lines and exciting competition. For the first time this elimination format is expanded to the Xfinity and Camping World Truck series, promising to deliver a thrilling showdown for all three series at the Ford Championship Weekend in Homestead-Miami Speedway."
"Construction for ONE DAYTONA is progressing nicely. We expect Cobb Theatres to open later this year and Bass Pro Shops in early 2017. The Fairfield Inn has commenced vertical construction and is expected to be complete in the later part of 2017. VCC was awarded the role of general contractor and will oversee construction of the retail, dining and entertainment component, including Victory Circle and the parking garage. We recently announced several new tenants to ONE DAYTONA. We are excited about the opportunities ONE DAYTONA will bring, creating synergy with the Daytona International Speedway through enhanced customer and partner experiences, and leveraging our real estate on a year-round basis, while creating value for our shareholders. We are targeting completion of ONE DAYTONA in late 2017."
"Last week we announced amendment and extension of our $300 million revolving credit facility, ensuring a strong capital structure for the Company into the future."

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Third Quarter Comparison
Total revenues for the third quarter ended August 31, 2016 were approximately $129.0 million, compared to revenues of approximately $125.5 million in the third quarter of fiscal 2015. Operating income was approximately $3.7 million during the period compared to approximately $7.1 million loss in the third quarter of fiscal 2015. Quarter-over-quarter comparability was impacted by:

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In the third quarter of fiscal 2015 we hosted an Xfinity event at Chicagoland Speedway ("Chicagoland") and an IndyCar event at Auto Club Speedway of Southern California ("Auto Club Speedway"), for which there were no comparable events in fiscal 2016;

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In the third quarter of fiscal 2016 we hosted the HARD summer music festival at Auto Club Speedway. Comparatively, in the third quarter of fiscal 2015, we hosted the Phish Magnaball music festival at Watkins Glen International ("Watkins Glen"). For these aforementioned music festivals we earned a facility rental and certain other fees, as well as provided concession operations;

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During the three months ended August 31, 2015, we had recognized non-recurring transactions of approximately $0.7 million of inventory sold to Fanatics and wholesale transactions by Motorsports Authentics ("MA"), which drove a total of $1.0 million in expense, including product costs associated with these transactions and costs related to the transition of trackside merchandise operations to Fanatics, for which there was no related revenue. There were no comparable transactions in the same period of fiscal 2016;

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During the three months ended August 31, 2015, we recognized approximately $0.4 million, or $0.00 per diluted share, in non-recurring, pre-opening costs that are included in general and administrative expense related to DAYTONA Rising. There were no similar costs during the three months ended August 31, 2016;

•
During the three months ended August 31, 2015, we recognized approximately $1.0 million, or $0.01 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and other projects. There were no similar costs during the three months ended August 31, 2016;

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During the three months ended August 31, 2016, we recognized approximately $0.2 million, or less than $0.01 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with ONE DAYTONA and facility capital improvements. During the three months ended August 31, 2015, we recognized approximately $5.4 million, or $0.07 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising and capacity management initiatives;

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During the three months ended August 31, 2016, we capitalized approximately $0.4 million, or less than $0.01 per diluted share, of interest related to ONE DAYTONA. During the three months ended August 31, 2015, we capitalized approximately $1.2 million, or $0.01 per diluted share, of interest related to DAYTONA Rising; and

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•
During the three months ended August 31, 2016, we received a favorable settlement relating to certain ancillary operations of approximately $1.1 million, or $0.02 per diluted share. There was no comparable transaction in the prior year.

Net income for the third quarter was approximately $2.2 million, or $0.05 per diluted share, compared to net loss of approximately $4.0 million, or $0.08 per diluted share, in the prior year period. Excluding non-recurring, pre-opening costs associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, legal settlement, DAYTONA Rising and ONE DAYTONA project capitalized interest, and net gain on sale of certain assets, non-GAAP net income, as defined below, was $1.4 million, or $0.03 per diluted share, as compared to a net loss of $0.5 million, or $0.01 per diluted share, for the third quarter of fiscal 2016 and 2015, respectively (see "GAAP to Non-GAAP Reconciliation").

Year-to-Date Comparison
Total revenues for the nine months ended August 31, 2016 were approximately $439.2 million, compared to revenues of approximately $426.1 million for the same period in fiscal 2015. Operating income was approximately $58.6 million for the nine months ended August 31, 2016 compared to approximately $33.7 million for the same period in fiscal 2015. Year-over-year comparability was impacted by:

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Year-over-year increases in operating revenues and expenses are significantly driven by the completion of the DAYTONA Rising project prior to the first quarter of fiscal 2016 events at Daytona International Speedway ("Daytona");

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In the second quarter of fiscal 2016, we hosted an IndyCar event held at Phoenix International Raceway ("Phoenix"). Comparatively, in the third quarter of fiscal 2015, we held an IndyCar event at Auto Club Speedway;

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In the second and third quarters of fiscal 2015, we hosted a NASCAR Mexico series event held at Phoenix, and NASCAR Xfinity series event at Chicagoland, respectively, for which there was no comparable event in fiscal 2016;

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In the second and third quarters of fiscal 2016 we hosted the Country 500 music festival at Daytona and HARD summer music festival at Auto Club Speedway, respectively. Comparatively, in the third quarter of fiscal 2015, we hosted the Phish Magnaball music festival at Watkins Glen. For these aforementioned music festivals we earned a facility rental and certain other fees, as well as provided concession operations;

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For the nine months ended August 31, 2015, we had recognized non-recurring transactions of approximately $6.5 million of inventory sold to Fanatics and $4.0 million of wholesale transactions by MA, which drove a total of $12.0 million in expense including product costs associated with these transactions, costs related to the transition of trackside merchandise operations to Fanatics, as well as partial period operating expenses incurred prior to the transition of Americrown and MA merchandise operations, for

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which there was no related revenue. There were no comparable transactions in the same period of fiscal 2016;

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During the nine months ended August 31, 2016, we recognized approximately $0.8 million, or $0.01 per diluted share, in non-recurring, pre-opening costs that are included in general and administrative expense related to DAYTONA Rising, all of which were incurred in the first quarter of fiscal 2016. During the nine months ended August 31, 2015, we recognized approximately $1.1 million, or $0.01 per diluted share, of similar costs;

•
During the nine months ended August 31, 2015, we recognized approximately $6.9 million, or $0.09 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and other projects. There were no similar costs during the nine months ended August 31, 2016;

•
During the nine months ended August 31, 2016, we recognized approximately $1.1 million, or $0.01 per diluted share, of losses primarily attributable to removal of certain assets not not fully depreciated, and demolition costs, in connection with facility capital improvements and capacity management initiatives. During the nine months ended August 31, 2015, we recognized approximately $11.6 million, or $0.15 per diluted share, of similar losses in connection with DAYTONA Rising and capacity management initiatives;

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During the nine months ended August 31, 2016, we capitalized approximately $0.6 million, or $0.01 per diluted share, of interest related to DAYTONA Rising, all of which was incurred in the first quarter of fiscal 2016, and $0.4 million, or less than $0.01 per diluted share, of interest related to ONE DAYTONA. During the nine months ended August 31, 2015, we recognized approximately $5.0 million, or $0.06 per diluted share, of similar interest capitalization related to DAYTONA Rising;

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In the second quarter of fiscal 2016, we completed an assignment of all rights, title and interest in the mortgage and underlying promissory note of our Staten Island property. As a result, we recorded a gain of approximately $13.6 million, or $0.18 per diluted share, comprised of deferred gain, interest, and other consideration paid. The deferred gain of $1.9 million is included in Other operating revenue in our consolidated statement of operations, and the interest, of approximately $11.4 million, and additional consideration, of approximately $0.3 million, received is included in Other in our consolidated statement of operations. There was no comparable transaction in the prior fiscal year; and

•
In the third quarter of fiscal 2016, we received a favorable settlement relating to certain ancillary operations of approximately $1.1 million, or $0.02 per diluted share. There was no comparable transaction in the prior fiscal year.

Net income for the nine months ended August 31, 2016 was approximately $43.9 million, or $0.95 per diluted share, compared to net income of approximately $24.4 million, or $0.52 per diluted share, in the prior year period. Excluding non-recurring, pre-opening costs associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, legal settlement, DAYTONA Rising and

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ONE DAYTONA project capitalized interest, gain on sale of Staten Island, and net gain on sale of certain assets, non-GAAP net income as defined below was $35.3 million, or $0.76 per diluted share, and $32.9 million, or $0.70 per diluted share for the nine months ended August 31, 2016 and August 31, 2015, respectively (see "GAAP to Non-GAAP Reconciliation").

GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”) and includes certain non-GAAP financial measures as identified in the reconciliation below. The non-GAAP financial measures disclosed herein do not have standard meaning and may vary from the non-GAAP financial measures used by other companies or how we may calculate those measures in other instances from time to time. Non-GAAP financial measures, such as EBITDA, which we interpret to be calculated as GAAP operating income, plus depreciation, amortization and other non-cash gain or losses, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Also, our “core” financial measures should not be construed as an inference by us that our future results will be unaffected by those items, which are excluded from our “core” financial measures.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess the performance of our core operations, which primarily consists of the ongoing promotions of racing events at our major motorsports entertainment facilities. Such non-GAAP information separately identifies, displays, and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented.
We use this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
The following financial information is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.
The adjustments for fiscal 2015 relate to non-recurring, pre-opening costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets (predominately associated with DAYTONA Rising), capitalized interest related to the DAYTONA Rising

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project, and net gain on sale of certain assets (predominately associated the sale of trailers in association with the transition of merchandise operations).
The adjustments for fiscal 2016 relate to non-recurring, pre-opening costs incurred associated with DAYTONA Rising, losses associated with the retirements of certain other long-lived assets related to capacity management initiatives (which predominately include the removal of grandstands at Richmond International Raceway ("Richmond")) and other facility capital improvements, legal settlement, capitalized interest related to the DAYTONA Rising and ONE DAYTONA projects, net gain on sale of certain assets (predominately associated with the sale of trailers in association with the transition of merchandise operations), and gain on sale of Staten Island property.

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Amounts are in thousands, except per share data, which is shown net of income taxes, (unaudited):

	Three Months Ended August 31, 2015
	(Loss) Income Before Taxes	Income Tax Effect	Net (Loss) Income	(Loss) Earnings Per Share
GAAP	$(6,311)	$(2,355)	$(3,956)	$(0.08)
Adjustments:
DAYTONA Rising project	420	165	255	0.00
Accelerated depreciation	974	381	593	0.01
Losses on retirements of long-lived assets	5,365	2,103	3,262	0.07
Capitalized interest	(1,156)	(453)	(703)	(0.01)
Net gain on sale of certain assets	32	13	19	0.00
Non-GAAP	$(676)	$(146)	$(530)	$(0.01)

	Three Months Ended August 31, 2016
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$3,529	$1,356	$2,173	$0.05
Adjustments:
Losses on retirements of long-lived assets	176	68	108	0.00
Legal settlement	(1,084)	(418)	(666)	(0.02)
Capitalized interest	(360)	(139)	(221)	0.00
Non-GAAP	$2,261	$867	$1,394	$0.03

	Nine Months Ended August 31, 2015
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$38,870	$14,518	$24,352	$0.52
Adjustments:
DAYTONA Rising project	1,097	430	667	0.01
Accelerated depreciation	6,945	2,723	4,222	0.09
Losses on retirements of long-lived assets	11,626	4,557	7,069	0.15
Capitalized interest	(5,018)	(1,967)	(3,051)	(0.06)
Net gain on sale of certain assets	(621)	(243)	(378)	(0.01)
Non-GAAP	$52,899	$20,018	$32,881	$0.70

	Nine Months Ended August 31, 2016
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$71,826	$27,924	$43,902	$0.95
Adjustments:
DAYTONA Rising project	787	304	483	0.01
Losses on retirements of long-lived assets	1,106	429	677	0.01
Legal settlement	(1,084)	(418)	(666)	(0.02)
Capitalized interest	(987)	(381)	(606)	(0.01)
Gain on sale of Staten Island	(13,631)	(5,262)	(8,369)	(0.18)
Net gain on sale of certain assets	(277)	(107)	(170)	0.00
Non-GAAP	$57,740	$22,489	$35,251	$0.76

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Corporate Sales
NASCAR is a powerful brand with a loyal fan base that we believe is aware of, appreciates and supports corporate participation to a greater extent than fans of any other sports property. The combination of brand power and fan loyalty provides an attractive platform for robust corporate partnerships. The number of FORTUNE 500 companies invested in NASCAR remains higher than any other sport. More than one-in-four FORTUNE 500 companies, and one-in-two FORTUNE 100 companies, use NASCAR as part of their marketing strategy and the trend is increasing. The number of FORTUNE 500 companies investing in NASCAR increased 7.0 percent in fiscal 2015 versus the prior year; and is a 20.0 percent improvement versus fiscal 2008.
For fiscal 2016, we have agreements in place for over 100.0 percent of our gross marketing partnership revenue target, which is an increase of approximately 12.0 percent compared to fiscal 2015, primarily related to DAYTONA Rising.  We have sold all but one NASCAR Sprint Cup race entitlement.  This is compared to last year at this time when we had approximately 97.0 percent of our gross marketing partnership revenue target sold and had an open entitlement for one NASCAR Xfinity series event.  With the vast majority of our event entitlements secured, we can focus more resources on official status categories, which will better position us to meet our gross marketing partnership revenue target for fiscal 2017.
External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, return of capital through payments of an annual cash dividend, and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities, and state and local mechanisms to fund acquisitions and development projects.
The current capital allocation plan contemplates the following:

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Capital expenditures remaining under the existing $600.0 million capital expenditure plan adopted by our Board of Directors in June 2013, total approximately $130.0 million for fiscal 2016 and approximately $40.0 million for fiscal 2017, consisting of remaining payments to contractors for the completion of DAYTONA Rising in fiscal 2016 and certain planned capital projects at our remaining 12 motorsports facilities (see "Capital Expenditures");

•
From 2017 through 2021 we expect a total of $500.0 million in capital expenditures for existing facilities, which includes the $40.0 million for 2017 carried over from the 2013 $600.0 million plan.  This allocation will fund a reinvestment at Phoenix, the first phase of redevelopment at Richmond, as well as all other maintenance and guest experience capital expenditures for the remaining existing facilities.  In 2017 we will begin the redevelopment of Phoenix with completion targeted in late 2018. We expect to provide

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information on annual capital expenditure amounts for fiscal 2017 through 2021 as part of our fiscal 2017 guidance in late January 2017, however with the Phoenix construction planned for 2017 and 2018 we expect spending to be somewhat front-loaded.  While many components of these expected projects will exceed weighted average cost of capital, considerable maintenance capital expenditures will likely result in a blended return of this invested capital in the mid to low single digits;

•
In addition to the aforementioned $500 million in capital expenditures for existing facilities, we expect we will have an additional $95.0 million of capital expenditures in fiscal 2016 through 2017 related to phase one of ONE DAYTONA with approximately forty percent and sixty percent recorded in fiscal 2016 and 2017, respectively.  We expect this investment to exceed our weighted average cost of capital (see "ONE DAYTONA");

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Return of capital to shareholders is a significant pillar of our capital allocation.  In fiscal 2016 we increased our dividend approximately 58.0 percent to $0.41 per share.  We expect dividends to increase in 2017 and beyond by approximately four to five percent annually.  For the nine months ended August 31, 2016, we repurchased 1,098,525 shares of ISCA on the open market at a weighted average share price of $34.04 for a total of approximately $37.4 million.  For 2017 through 2021 we expect our return of capital program will be approximately $280 million, comprised of close to $100 million in total annual dividends and the balance being open market repurchase of ISCA shares over the five year period.  At this time we expect this spending to be evenly allocated per year, although we will scale the repurchase program to buy opportunistically; and

•
We will continue to explore development and/or acquisition opportunities beyond the initiatives discussed above that build shareholder value and exceed our weighted average cost of capital. Should additional development and/or acquisitions be pursued, we will provide discrete information on timing, scope, cost and expected returns of such opportunities.

In addition to sources of working capital and available borrowings, our ability to execute our capital allocation plans are supported by the following:

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Federal tax legislation passed in December 2015 provides for extension of 7-year depreciation for tax purposes on certain motorsports facility assets placed in service during fiscal 2015 through 2016, and bonus depreciation on capital expenditures placed in service fiscal 2015 through 2019. While the tax legislation does not impact our overall tax liability, it does impact the timing of the annual payment of cash taxes. Cash taxes paid for federal and state taxes in fiscal 2015 was approximately $45.0 million. As a result of this legislation, which was passed subsequent to our fiscal 2015 year-end, but retroactive for all assets placed in service during 2015, we received a tax refund of approximately $47.0 million in fiscal 2016 related to overpayment of estimated taxes in prior years, primarily attributable to depreciation for assets placed in service related to DAYTONA Rising. Cash tax payments for fiscal 2016 are currently estimated to

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be between $30.0 million and $35.0 million. Cash tax payments for fiscal 2017 are currently estimated to be between $55.0 million to $60.0 million; and

•
In March 2016, we completed an assignment of all rights, title and interest in the mortgage and underlying promissory note to an affiliate of Matrix Development Group, a New York/New Jersey area developer, and received the remaining principal balance of $66.4 million, plus additional consideration of approximately $0.3 million. We have no further commitments or contingencies related to the property or its sale. As a result, in the second quarter of fiscal 2016, we recorded a gain of approximately $13.6 million. The deferred gain of $1.9 million is included in Other operating revenue in our consolidated statement of operations, and the interest and additional consideration received is included in Other below Operating Income in our consolidated statement of operations.

The aforementioned represents certain components of our capital allocation plan for fiscal 2016 and beyond. This capital allocation plan is reviewed annually, or more frequently, if necessary, based on changes in business conditions.
Capital Expenditures
An important strategy for our future growth will come from investing in our major motorsports facilities to enhance the live event experience and better enable us to effectively compete with other entertainment venues for consumer and corporate spending. To better meet our customers' expectations, we are committed to improving the guest experience at our facilities through on-going capital improvements that position us for long-term growth.
Capital expenditures for projects, including those related to DAYTONA Rising, was approximately $110.2 million for the nine months ended August 31, 2016. In comparison, the Company spent approximately $105.7 million on capital expenditures for projects for the same period in fiscal 2015. Remaining capital expenditures associated with the $600.0 million capital expenditure plan will total approximately $21.2 million for the remainder of fiscal 2016.
We review the capital expenditure program periodically and modify it as required to meet current business needs.
DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch at Daytona, ISC's 58-year-old flagship motorsports facility, to enhance the event experience for our fans, marketing partners, broadcasters and the motorsports industry.
By providing our fans with a better experience as well as an expansive platform for our marketing partners, including an elevated hospitality experience, DAYTONA Rising provides an immediate incremental lift in Daytona's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA”) lift of approximately $15.0 million, approximately $2.1 million of which was recognized in fiscal 2015, with a mid-single-digit growth rate. We also currently anticipate the project to be accretive to our net

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income per share within three years of completion. While these forward-looking amounts are management’s projections and we believe they are reasonable, our actual results may vary from these estimates due to unanticipated changes in projected attendance, lower than expected ticket prices, and/or lower than forecasted corporate sponsorships. We do not know whether these expectations will ultimately prove correct and actual revenues and operating results may differ materially from these estimates.
In May 2016, Axalta joined Toyota, Florida Hospital, Chevrolet and Sunoco as Founding Partners at Daytona International Speedway's new motorsports stadium. With each partnership extending over 10 years, the Founding partners received sponsorship rights for a dedicated entry point ("fan injector"), as well as innovative fan engagement space, and interior and exterior branding space, that will enhance the overall guest experience.
Despite not incurring additional long-term debt to fund this project, accounting rules dictated that we capitalize a portion of the interest on existing outstanding debt during the construction period. We recorded approximately $14.6 million of capitalized interest from fiscal 2013 through the opening of the facility in fiscal 2016.
Total spending incurred for DAYTONA Rising was approximately $13.8 million and $56.6 million, during the three and nine months ended August 31, 2016, respectively. Since inception of the project, we have spent approximately $389.4 million and have approximately $10.6 million remaining to be spent. As part of DAYTONA Rising, we identified existing assets that were impacted by the redevelopment and that those assets required accelerated depreciation or losses on asset retirements. During the nine months ended August 31, 2016, there were no significant losses on disposal of assets and no accelerated depreciation recorded, with a total of approximately $45.4 million recognized since the inception of the project.
In addition, our depreciation expense related directly to new assets placed in service for DAYTONA Rising increased incrementally by approximately $11.9 million in fiscal 2015, and is expected to increase by an additional $15.0 million to $16.0 million in fiscal 2016. The incremental increase in depreciation expense for fiscal 2015 was based on the timing of opening approximately 40.0 percent of the new stadium for Budweiser Speedweeks 2015 and an additional approximate 10.0 percent of the new stadium for the 2015 Coke Zero 400.
As a result, our total depreciation expense starting in fiscal 2016 is estimated to be between approximately $100.0 million and $105.0 million.
ONE DAYTONA
Since June 2013, we have pursued development of ONE DAYTONA, the proposed premier mixed use and entertainment destination across from Daytona International Speedway.
We have crafted a strategy that will create synergy with DAYTONA Rising, enhance customer and partner experiences, monetize real estate on International Speedway Blvd and leverage our real estate on a year-round basis.

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We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, 2,500 seats in a movie theater, 660 hotel rooms, 1,350 units of residential, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development.
The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project.
In March 2015, we announced Legacy Development, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, Legacy Development is working closely with ISC’s development resources on the project. The Legacy Development team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-use retail destination across from our Kansas Speedway.
We have completed the design for the first phase of ONE DAYTONA. This first phase will be comprised of three components: retail, dining and entertainment (“RD&E”); hotels; and residential.
The RD&E component of phase one will be owned and operated 100.0 percent by us. The expected total square footage for the RD&E first phase is approximately 300,000 square feet. We expect to spend approximately $95.0 million in fiscal 2016 through 2017 on the RD&E component of ONE DAYTONA’s first phase. Other sources of funds will include the public incentives discussed above and land to be contributed to the project. In September 2016, we announced VCC has been selected as general contractor to oversee construction of the RD&E component of phase one including Victory Circle and the parking garage. VCC has an outstanding national reputation for quality and a proven track record leading and managing the development and construction of some of the country’s most engaging mixed-use developments.
Bass Pro Shops, America's most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, have executed leases to anchor ONE DAYTONA. We are in active discussions with other potential tenants for ONE DAYTONA and have recently announced leases with MidiCi: The Neapolitan Pizza Company, Rock Bottom Restaurant & Brewery and Oklahoma Joe's BBQ. Additional leases will be announced in the near future.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA that will be known as The DAYTONA. They are also building a 105-room select-service Fairfield Inn & Suites by Marriott within ONE DAYTONA. As part of the partnership agreement, our portion of equity will be limited to our land contribution and we will share in the profits from the joint venture.

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Prime Group has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. Prime Group is proceeding with the development in ONE DAYTONA for approximately 276 luxury apartment rental units that will add additional critical mass to the overall ONE DAYTONA campus. Similar to the hotel partnership, our portion of equity will be limited to our land contribution and we will share in the profits from the joint venture.
We continue with site work on the property, along with vertical construction of Cobb Theatres, Bass Pro Shops and the Fairfield Inn & Suites. We are targeting phase one completion in late fiscal 2017. At stabilization we expect this first phase on ONE DAYTONA to deliver annual revenue and EBITDA of approximately $12.0 million and approximately $9.0 million, respectively, and deliver an unlevered return above our weighted average cost of capital. We expect to add leverage to ONE DAYTONA’s phase one post-stabilization.
Any future phases will be subject to prudent business considerations for which we will provide discrete cost and return disclosures.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.
We have accounted for Kansas Entertainment as an equity investment in the consolidated financial statements as of August 31, 2015 and 2016. The Company's 50.0 percent portion of Kansas Entertainment’s net income, which is before income taxes as the joint venture is a disregarded entity for income tax purposes, was approximately $3.5 million and $3.3 million for the three months ended August 31, 2015 and 2016, respectively, and approximately $11.2 million and $11.5 million for the nine months ended August 31, 2015 and 2016, respectively, and is included in income from equity investments in the consolidated statements of operations.
Pre-tax distributions from Kansas Entertainment for the nine months ended August 31, 2016, totaling approximately $19.0 million, consist of approximately $12.3 million received as a distribution from its profits, included in net cash provided by operating activities on the Company's consolidated statement of cash flows, with the remaining approximately $6.7 million received, recognized as a return of capital from investing activities on the Company's consolidated statement of cash flows. Pre-tax distributions from Kansas Entertainment for the nine months ended August 31, 2015, totaling $24.8 million, consisted of approximately $12.1 million received as a distribution from its profits, included in net cash provided by operating activities on the Company's consolidated statement of cash flows, with the remaining approximate $12.7 million received, recognized as a return of capital from investing activities on the Company's consolidated statement of cash flows.

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For fiscal 2016, cash distributions from the casino joint venture are estimated to be approximately $27.0 million.
Fiscal 2016 Financial Outlook
ISC’s reported quarterly and year to date earnings are presented under GAAP. In an effort to enhance the comparability and understandability of our forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance.
For fiscal 2016, our non-GAAP guidance excludes:

•
any non-recurring pre-opening income statement impact attributable to the completion of the DAYTONA Rising project, including non-capitalized costs and losses associated with retirements of certain other long-lived assets, partially offset by capitalized interest expense;

•	potential non-recurring and non-capitalized costs or charges and capitalized interest that could be recognized related to our ONE DAYTONA development;

•	start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel;

•	any costs or income related to legal settlements;

•	the gain on the sale of our Staten Island property;

•	gain or loss on sale of other assets;

•
accelerated depreciation and future loss on retirements, mostly non-cash, or relocation of certain long-lived assets, which could be recorded as part of capital improvements other than DAYTONA Rising resulting in removal of assets prior to the end of their actual useful life.

ISC is reiterating its previously announced 2016 full year non-GAAP guidance. The earnings outlook is our best estimate of financial results for fiscal 2016, which includes results for the first nine months of the year and expectations for the fourth quarter. At this time, the Company is most comfortable towards the lower end of the range.
•Revenue: $658.0 million to $665.0 million
•EBITDA margin: 32.1% to 32.6%
•Operating margin: 16.3% to 17.0%
•Effective tax rate: 38.5% to 39.0%
•Diluted earnings per share: $1.45 to $1.55

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The Company's guidance for EBITDA is to range between $211.0 million to $217.0 million.  Incremental to ISC's EBITDA estimate are pre-tax cash distributions from its equity investment in the Hollywood Casino, estimated to be approximately $27.0 million. With the completion of DAYTONA Rising in the first quarter of 2016, the Company will recognize less capitalized interest in subsequent quarters; as a result, interest expense is expected to range between $15.0 million to $15.5 million on a non-GAAP basis.
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry.  We have extended our allocation plan to extend through fiscal 2021, demonstrating our ongoing commitment to building long-term value.  For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC has postponed the conference call with investors previously scheduled for today at 9:00 a.m. Eastern Time. The conference call has been postponed due to inclement weather conditions at the Company’s headquarters in Daytona Beach, FL as a result of Hurricane Matthew. The Company will reschedule the conference call to a later date, to be announced. The Company will notify investors by distributing a release containing the rescheduled date and time prior to the call.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this

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release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

International Speedway Corporation - 3Q Fiscal 2016 Financial Results I 16

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	August 31, 2015	August 31, 2016	August 31, 2015	August 31, 2016
	(Unaudited)
REVENUES:
Admissions, net	$24,038	$22,835	$87,842	$85,163
Motorsports and other event related	86,628	90,245	289,143	309,970
Food, beverage and merchandise	10,521	10,845	36,830	29,450
Other	4,303	5,061	12,237	14,594
	125,490	128,986	426,052	439,177
EXPENSES:
Direct:
NASCAR event management fees	31,824	31,330	104,022	105,894
Motorsports and other event related	34,503	31,973	92,091	92,920
Food, beverage and merchandise	9,266	8,553	30,671	22,358
General and administrative	27,446	27,221	80,982	81,289
Depreciation and amortization	24,224	25,996	72,990	77,028
Losses on asset retirements	5,365	176	11,626	1,106
	132,628	125,249	392,382	380,595
Operating (loss) income	(7,138)	3,737	33,670	58,582
Interest income	41	71	85	157
Interest expense	(2,668)	(3,625)	(6,738)	(10,398)
Equity in net income from equity investments	3,486	3,346	11,232	11,485
Other	(32)	—	621	12,000
(Loss) income before income taxes	(6,311)	3,529	38,870	71,826
Income taxes	(2,355)	1,356	14,518	27,924
Net (loss) income	$(3,956)	$2,173	$24,352	$43,902

Dividends per share	$—	$—	$0.26	$0.41
(Loss) earnings per share:
Basic and diluted	$(0.08)	$0.05	$0.52	$0.95

Basic weighted average shares outstanding	46,647,480	45,720,814	46,611,656	46,189,413

Diluted weighted average shares outstanding	46,647,480	45,734,854	46,626,223	46,203,963

Comprehensive (loss) income	$(3,792)	$2,339	$24,845	$44,400

International Speedway Corporation - 3Q Fiscal 2016 Financial Results I 17

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2015	August 31, 2015	August 31, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$160,548	$169,249	$265,329
Receivables, less allowance	42,112	34,912	42,846
Inventories	1,639	1,692	1,731
Income taxes receivable	572	15,224	1,492
Deferred income taxes	—	2,825	—
Prepaid expenses and other current assets	60,673	73,065	22,817
Total Current Assets	265,544	296,967	334,215

Property and Equipment, net	1,448,964	1,425,681	1,450,279
Other Assets:
Equity investments	103,249	107,721	95,864
Intangible assets, net	178,626	178,628	178,630
Goodwill	118,791	118,791	118,791
Other	4,489	7,409	6,775
	405,155	412,549	400,060
Total Assets	$2,119,663	$2,135,197	$2,184,554
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,074	$3,222	$3,115
Accounts payable	56,968	49,868	26,116
Deferred income	38,243	83,842	84,053
Other current liabilities	20,344	18,894	20,358
Total Current Liabilities	118,629	155,826	133,642

Long-Term Debt	262,762	267,726	262,386
Deferred Income Taxes	336,232	342,081	396,550
Long-Term Deferred Income	6,969	7,287	6,245
Other Long-Term Liabilities	1,856	2,258	2,443
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	263	264	255
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	199	199	197
Additional paid-in capital	449,136	448,386	440,479
Retained earnings	946,940	914,658	945,182
Accumulated other comprehensive loss	(3,323)	(3,488)	(2,825)
Total Shareholders’ Equity	1,393,215	1,360,019	1,383,288
Total Liabilities and Shareholders’ Equity	$2,119,663	$2,135,197	$2,184,554

International Speedway Corporation - 3Q Fiscal 2016 Financial Results I 18

Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended
	August 31, 2015	August 31, 2016
	(Unaudited)
OPERATING ACTIVITIES
Net income	$24,352	$43,902
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of Staten Island property	—	(13,631)
Depreciation and amortization	72,990	77,028
Stock-based compensation	2,194	2,391
Amortization of financing costs	1,333	1,328
Interest and other consideration received on Staten Island note receivable	3,486	1,162
Deferred income taxes	(12,548)	60,005
Income from equity investments	(11,232)	(11,485)
Distribution from equity investee	12,094	12,347
Loss on retirements of long-lived assets, non-cash	428	892
Other, net	(602)	(225)
Changes in operating assets and liabilities:
Receivables, net	(7,314)	(734)
Inventories, prepaid expenses and other assets	(7,024)	(19,054)
Accounts payable and other liabilities	6	555
Deferred income	48,538	45,086
Income taxes	(9,365)	(945)
Net cash provided by operating activities	117,336	198,622
INVESTING ACTIVITIES
Capital expenditures	(105,737)	(110,234)
Distribution from equity investee	12,656	6,653
Equity investments and advances to affiliate	—	(130)
Proceeds from sale of Staten Island property	—	66,728
Proceeds from sale of assets	—	472
Other, net	103	(6)
Net cash used in investing activities	(92,978)	(36,517)
FINANCING ACTIVITIES
Payment of long-term debt	(846)	(631)
Exercise of Class A common stock options	—	136
Cash dividend paid	(12,127)	(18,859)
Reacquisition of previously issued common stock	(983)	(37,970)
Net cash used in financing activities	(13,956)	(57,324)
Net increase in cash and cash equivalents	10,402	104,781
Cash and cash equivalents at beginning of period	158,847	160,548
Cash and cash equivalents at end of period	$169,249	$265,329

International Speedway Corporation - 3Q Fiscal 2016 Financial Results I 19